UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

APA CORPORATION

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

APA CORPORATION

2000 Post Oak Boulevard, Suite 100

Houston, Texas 77056-4400

Supplemental Information Regarding Proposal No. 12

Advisory Vote to Approve the Compensation of Our Named Executive Officers

Commencing on April 18, 2023, the following is the form of email communication sent to certain shareholders with whom APA requested meetings prior to the 2023 annual shareholders’ meeting.

To: [Investor email address]

Subject: APA Corp Engagement Request Before May 23rd Annual Meeting

[Investor Contacts],

We hope this email finds you well. We appreciated your team taking the time to meet with us over the last year, and the feedback you provided was shared with our full Board and management team. As we approach our Annual Meeting on May 23rd, we are reaching out to let you know we filed our proxy statement and to see if you are available for a meeting with our team, including our Non-Executive Chair, Lamar McKay.

Topics we would like to discuss include:

•

An update on our executive compensation, including the reduction of our CEO’s long-term incentive pay to reflect market levels, and other responsive actions we have taken to address investor feedback following our Say-on-Pay vote result in 2022

•	Our Board composition, including the addition of Lt. Gen. Charles Hooper and Dave Stover to the Board, and the refreshment of our Board chair and Compensation Committee chair roles

•	An update on our financial and operational accomplishments, and our go-forward strategy

•	Any other information we can provide that would help inform your voting decisions

Our team is available for a call in May prior to our May 23, 2023, annual meeting. Please let us know if there is another time that fits your schedules better. We greatly appreciate your time and look forward to the call.

Regards,